Filed Pursuant to Rule 433
Registration Statement No. 333-133985
December 29, 2006

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B5, Class B6, Class B7, Class X and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

					Summary Interest Rate Formula Subject to:			Initial Certificate Ratings(3)
Class	Collateral Group	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Minimum Rate	Maximum Rate	Type	Moody’s	S&P	Fitch
1-A1(4)	1	$ 40,744,000	5.6800%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior, Planned Amortization(5)	Aaa	AAA	AAA
1-A2	1	$ 24,300,000	5.9500%	LIBOR + 0.6000%	0.6000%	5.7500%	Senior, Sequential	Aaa	AAA	AAA
1-A3(4)	1	$ 21,004,000	5.6800%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior, Planned Amortization(5)	Aaa	AAA	AAA
1-A4	1	$ 9,824,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Non-accelerating(6)	Aaa	AAA	AAA
1-A5	1	$ 47,069,000	5.9500%	LIBOR + 0.6000%	0.6000%	5.7500%	Super Senior, Targeted Amortization, Accretion Directed(5)	Aaa	AAA	AAA
1-A6	1	$ 71,369,000(7)	0.0000%	5.1500% - LIBOR	0.0000%	5.1500%	Senior, Interest-Only, Exchangeable	Aaa	AAA	AAA
1-A7(4)	1	$ 47,069,000(7)	0.0000%	5.1500% - LIBOR	0.0000%	5.1500%	Senior, Interest-Only	Aaa	AAA	AAA
1-A8(4)	1	$ 24,300,000(7)	0.0000%	5.1500% - LIBOR	0.0000%	5.1500%	Senior, Interest-Only	Aaa	AAA	AAA
1-A9	1	$ 29,700,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
1-A10	1	$ 1,670,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Sequential	Aaa	AAA	AAA
1-A11	1	$ 3,575,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior Support, Pass-Through	Aa1	AAA	AAA
1-A12	1	$ 10,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Targeted Amortization Support, Accretion Directed, Accrual(8)	Aaa	AAA	AAA
1-A13	1	$ 10,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Planned Amortization Support, Accrual(8)	Aaa	AAA	AAA
1-A14(4)	1	$ 8,858,000	6.0720%	30.6820% - (LIBOR x 4.6)	0.0000%	30.6820%	Senior, Planned Amortization(5)	Aaa	AAA	AAA
1-A15(4)	1	$ 4,567,000	6.0720%	30.6820% - (LIBOR x 4.6)	0.0000%	30.6820%	Senior, Planned Amortization(5)	Aaa	AAA	AAA
1-A16	1	$ 49,602,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
1-A17	1	$ 25,571,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
1-A18	1	$ 61,748,000	5.6800%	LIBOR + 0.3300%	0.3300%	7.0000%	Senior, Exchangeable	Aaa	AAA	AAA
1-A19	1	$ 13,425,000	6.0720%	30.6820% - (LIBOR x 4.6)	0.0000%	30.6820%	Senior, Exchangeable	Aaa	AAA	AAA
1-A20	1	$ 75,173,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
1-A21(4)	1	$ 13,669,000	5.5700%	LIBOR + 0.2200%	0.2200%	7.0000%	Senior, Sequential	Aaa	AAA	AAA
1-A22(4)	1	$ 2,972,000	6.5780%	31.1879999% - (LIBOR x 4.59999999)	0.0000%	31.1879999%	Senior, Sequential	Aaa	AAA	AAA
1-A23(4)	1	$ 10,727,000	5.5700%	LIBOR + 0.2200%	0.2200%	7.0000%	Senior, Sequential	Aaa	AAA	AAA
1-A24(4)	1	$ 2,332,000	6.5780%	31.1879999% - (LIBOR x 4.59999999)	0.0000%	31.1879999%	Senior, Sequential	Aaa	AAA	AAA
1-A25	1	$ 16,641,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
1-A26	1	$ 13,059,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
1-A27	1	$ 24,396,000	5.5700%	LIBOR + 0.2200%	0.2200%	7.0000%	Senior, Exchangeable	Aaa	AAA	AAA
1-A28	1	$ 5,304,000	6.5780%	31.1879999% - (LIBOR x 4.59999999)	0.0000%	31.1879999%	Senior, Exchangeable	Aaa	AAA	AAA
2-A1	2A, 2B, 2C	$337,825,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Super Senior, Exchangeable	Aaa	AAA	AAA
2-A2(4)(9)	2A	$140,464,000(7)	1.2700%	6.6200% - LIBOR	0.0000%	6.6200%	Senior, Interest-Only	Aaa	AAA	AAA
2-A3(4)(9)	2B	$107,702,000(7)	1.2700%	6.6200% - LIBOR	0.0000%	6.6200%	Senior, Interest-Only	Aaa	AAA	AAA
2-A4	2A, 2B, 2C	$ 25,466,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Senior Support, Exchangeable	Aa1	AAA	AAA
2-A5	2C	$115,125,000(7)	1.2700%	6.6200% - LIBOR	0.0000%	6.6200%	Senior, Interest-Only	Aaa	AAA	AAA
2-A6(4)	2B	$100,152,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Super Senior, Pass-Through	Aaa	AAA	AAA
2-A7(4)	2B	$ 7,550,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Senior Support, Pass-Through	Aa1	AAA	AAA
2-A8(4)	2A	$130,618,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Super Senior, Pass-Through	Aaa	AAA	AAA
2-A9(4)	2A	$ 9,846,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Senior Support, Pass-Through	Aa1	AAA	AAA
2-A10(4)	2C	$107,055,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Super Senior, Pass-Through	Aaa	AAA	AAA
2-A11(4)	2C	$ 8,070,000	5.7300%	LIBOR + 0.3800%	0.3800%	7.0000%	Senior Support, Pass-Through	Aa1	AAA	AAA
2-A12	2A, 2B	$248,166,000(7)	1.2700%	6.6200% - LIBOR	0.0000%	6.6200%	Senior, Interest-Only, Exchangeable	Aaa	AAA	AAA
3-A1	3	$ 34,976,000	5.6200%	LIBOR + 0.2700%	0.2700%	7.5000%	Senior, Pass-Through	Aaa	AAA	AAA
3-A2(9)	3	$ 34,976,000(7)	1.8800%	7.2300% - LIBOR	0.0000%	7.2300%	Senior, Interest-Only	Aaa	AAA	AAA
AP	P	$ 239,270	0.0000%	0.0000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only	Aaa	AAA	AAA
M-1A	All (except P)	$ 5,000,000	5.9037%	Weighted Average Rate - 0.7200%(10)	Not Applicable	Not Applicable	Subordinate	Aa2	AA+	AA+
M-1B	All (except P)	$ 9,203,000	6.2537%	Weighted Average Rate - 0.3700%(10)	Not Applicable	Not Applicable	Subordinate	Aa2	AA+	AA+
B1	All (except P)	$ 8,837,000	6.2537%	Weighted Average Rate - 0.3700%(10)	Not Applicable	Not Applicable	Subordinate	N/R	AA-	AA
B2	All (except P)	$ 6,312,000	6.2537%	Weighted Average Rate - 0.3700%(10)	Not Applicable	Not Applicable	Subordinate	N/R	A-	A
B3	All (except P)	$ 4,418,000	6.6237%	Weighted Average Rate(10)	Not Applicable	Not Applicable	Subordinate	N/R	N/R	BBB
B4	All (except P)	$ 947,000	8.2886%	(11)	Not Applicable	Not Applicable	Subordinate	N/R	N/R	BBB-
R	2C	$ 100	7.0000%	7.0000%	Not Applicable	Not Applicable	Senior, Residual	Aaa	AAA	AAA

(1)	These balances are approximate, as described in the prospectus supplement.

(2)	Reflects the initial interest rate as of the first distribution date.

(3)	The designation “N/R” means that the specified rating agency will not rate the certificates of that class.

(4)
These classes of certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the Prospectus Supplement.

(5)
Distributions of principal on the Class 1-A1, Class 1-A3, Class 1-A5, Class 1-A14 and Class 1-A15 Certificates on any distribution date will be based on planned or targeted scheduled amounts as described in the prospectus supplement.

(6)
The Class 1-A4 Certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to the Class 1-A4 Certificates until beginning with the distribution date in January 2012.

(7)
Initial notional amount. The Class 1-A6, Class 1-A7, Class 1-A8, Class 2-A2, Class 2-A3, Class 2-A5, Class 2-A12 and Class 3-A2 Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(8)
Interest accrued on the Class 1-A12 and Class 1-A13 Certificates will not be payable to the holders of this class until such time as described in the prospectus supplement under “Description of the Certificates—Allocation of Accrual Amounts.”

(9)
The Class 2-A2, Class 2-A3 and Class 3-A2 Certificates will each be issued in two components: a Class I Component and a Class P Component, as described herein. Each Class I Component will be issued with an interest-bearing component and will accrue interest at the rate described in the table above. Class P Components will not be issued with an interest rate or principal balance. The components are not severable.

(10)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rate applicable to Collateral Groups 1, 2A, 2B, 2C and 3, weighted on the basis of the group subordinate amounts thereof.

(11)
The Class B4 Certificates will accrue interest at an annual rate equal to (i) the weighted average of the designated rate applicable to Collateral Groups 1, 2A, 2B, 2C and 3, weighted on the basis of the group subordinate amounts thereof, plus (ii) (((0.72% x the Class Principal Amount of the Class M-1A Certificates) + (0.37% x the Class Principal Amount of the Class M-1B Certificates) + (0.37% x the Class Principal Amount of the Class B1 Certificates) + (0.37% x the Class Principal Amount of the Class B2 Certificates)) multiplied by 12.5031741823%) divided by the Class Principal Amount of the Class B4 Certificates.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	DD	0 Day	30/360	1/25/2037	10/25/2011	$ 100,000	$1	52521H AA 1
1-A2	DD	0 Day	30/360	1/25/2037	12/25/2008	$ 100,000	$1	52521H AB 9
1-A3	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AC 7
1-A4	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AD 5
1-A5	DD	0 Day	30/360	1/25/2037	3/25/2009	$ 100,000	$1	52521H AE 3
1-A6	DD	0 Day	30/360	1/25/2037	3/25/2009	$1,000,000	$1	52521H AF 0
1-A7	DD	0 Day	30/360	1/25/2037	3/25/2009	$1,000,000	$1	52521H AG 8
1-A8	DD	0 Day	30/360	1/25/2037	12/25/2008	$1,000,000	$1	52521H AH 6
1-A9	CM	24 Day	30/360	1/25/2037	5/25/2012	$ 100,000	$1	52521H AJ 2
1-A10	CM	24 Day	30/360	1/25/2037	12/25/2012	$ 100,000	$1	52521H AK 9
1-A11	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AL 7
1-A12	CM	24 Day	30/360	1/25/2037	1/25/2007	$ 100,000	$1	52521H AM 5
1-A13	CM	24 Day	30/360	1/25/2037	3/25/2009	$ 100,000	$1	52521H AN 3
1-A14	DD	0 Day	30/360	1/25/2037	10/25/2011	$ 100,000	$1	52521H AP 8
1-A15	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AQ 6
1-A16	DD	0 Day	30/360	1/25/2037	10/25/2011	$ 100,000	$1	52521H AR 4
1-A17	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AS 2
1-A18	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AT 0
1-A19	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AU 7
1-A20	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H AV 5
1-A21	DD	0 Day	30/360	1/25/2037	3/25/2010	$ 100,000	$1	52521H AW 3
1-A22	DD	0 Day	30/360	1/25/2037	3/25/2010	$ 100,000	$1	52521H AX 1
1-A23	DD	0 Day	30/360	1/25/2037	5/25/2012	$ 100,000	$1	52521H AY 9
1-A24	DD	0 Day	30/360	1/25/2037	5/25/2012	$ 100,000	$1	52521H AZ 6
1-A25	CM	24 Day	30/360	1/25/2037	3/25/2010	$ 100,000	$1	52521H BA 0
1-A26	CM	24 Day	30/360	1/25/2037	5/25/2012	$ 100,000	$1	52521H BB 8
1-A27	DD	0 Day	30/360	1/25/2037	5/25/2012	$ 100,000	$1	52521H BC 6
1-A28	DD	0 Day	30/360	1/25/2037	5/25/2012	$ 100,000	$1	52521H BD 4
2-A1	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BE 2
2-A2	DD	0 Day	30/360	1/25/2037	12/25/2036	$1,000,000	$1	52521H BF 9
2-A3	DD	0 Day	30/360	1/25/2037	12/25/2036	$1,000,000	$1	52521H BG 7
2-A4	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BH 5
2-A5	DD	0 Day	30/360	1/25/2037	12/25/2036	$1,000,000	$1	52521H BJ 1
2-A6	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BK 8
2-A7	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BL 6
2-A8	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BM 4
2-A9	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BN 2
2-A10	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BP 7
2-A11	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BQ 5
2-A12	DD	0 Day	30/360	1/25/2037	12/25/2036	$1,000,000	$1	52521H BR 3
3-A1	DD	0 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BS 1
3-A2	DD	0 Day	30/360	1/25/2037	12/25/2036	$1,000,000	$1	52521H BT 9
AP	CM	24 Day	N/A	12/25/2036	11/25/2036	$ 200,000	$1	52521H BU 6
M-1A	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BV 4
M-1B	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BW 2
B1	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BX 0
B2	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BY 8
B3	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H BZ 5
B4	CM	24 Day	30/360	1/25/2037	12/25/2036	$ 100,000	$1	52521H CA 9
R	CM	24 Day	30/360	1/25/2037	12/25/2036	100%(5)	N/A	52521H CB 7

(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period beginning on the immediately preceding distribution date (or December 25, 2006, in the case of the first accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as described in the prospectus supplement.

(4)
The expected final distribution date, based upon (i) the applicable prepayment assumption and (ii) the modeling assumptions used in this prospectus supplement, each as described in the prospectus supplement under “Yield, Prepayment and Weighted Average Life—Weighted Average Life.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificate will be issued in definitive, fully registered form, representing the entire percentage interest of that class.